Exhibit 10.1

Managing Director
Employment Contract
Amendment No. 1
between
Hirschmann Industries GmbH,
- hereinafter referred to as the “Company” -

and
Herrn Dr. Wolfgang Babel,
Lindenhof 19,
71263 Weil der Stadt
- hereinafter referred to as the “Managing Director” -
The parties hereby agree with effect as of 1 June 2008 the following amendments to the managing director employment contract dated 5 September 2007 existing between them:
1.	§ 1 paragraph 3, sentence 1 is hereby redrafted as follows:
The Managing Director shall take on the role of the President of Belden Europe, Middle East and Africa (“EMEA”). Belden EMEA includes the European, Middle East and African business of the Belden Automation Division and the European, Middle East and African business of Belden’s legacy wire and cable business. The Automation business of Belden EMEA consists of the Hirschmann Automation business line and the Lumberg Automation business line, The wire and cable business of Belden EMEA consists of the European wire and cable business of Belden, including Belden Wire & Cable B.V.
2.	§ 7.1 is hereby redrafted as follows:
As remuneration for his work, the Managing Director shall receive an annual gross salary in the amount of EUR 345,000 (in words: three hundred and forty-five thousand Euros), which will be paid in twelve equal monthly instalments on the last day of each month, after tax and social security insurance contributions have been deducted.
3.	All of the other provisions of the employment contract shall continue to apply unchanged.

/s/ Michael Buescher Belden Europe B.V	/s/ Dr. Wolfgang Babel Dr. Wolfgang Babel